SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ]  Preliminary proxy statement
[X]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                            FBL FINANCIAL GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transactions applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing party:

     (4)  Date filed:

                            FBL FINANCIAL GROUP, INC.

                             5400 UNIVERSITY AVENUE
                           WEST DES MOINES, IOWA 50266



March 30, 1999


Dear Stockholder:

     You are cordially invited to attend the Company's 1999 annual meeting to be held on Tuesday, May 18, 1999 at 9:00 a.m. central time, in the auditorium of the Company's home office building, 5400 University Avenue, West Des Moines, Iowa.

     The notice of meeting and proxy statement following this letter describe the business expected to be transacted at the meeting. During the meeting we will also report on the current activities of the Company, and you will have an opportunity to ask questions.

     Whether or not you plan to attend this meeting, we urge you to sign and date the enclosed proxy card and return it as soon as possible so that your shares will be represented. The vote of every stockholder is important. Please note that mailing your completed proxy will not prevent you from voting in person at the meeting if you wish to do so.

     Your Board of Directors and management look forward to greeting personally those stockholders who are able to attend.



Sincerely,


       /s/ Edward M. Wiederstein             /s/ Thomas R. Gibson
         Edward M. Wiederstein                 Thomas R. Gibson
         CHAIRMAN OF THE BOARD              CHIEF EXECUTIVE OFFICER

                            FBL FINANCIAL GROUP, INC.

                             5400 UNIVERSITY AVENUE
                           WEST DES MOINES, IOWA 50266


                                 MARCH 30, 1999



                                                               Richard D. Harris
                                                          Senior Vice President,
                                                         Treasurer and Secretary



                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     The annual meeting of stockholders of FBL Financial Group, Inc. (the "Company"), will be held in the auditorium of the Company's home office building, 5400 University Avenue, West Des Moines, IA 50266 on Tuesday, May 18, 1999, at 9:00 a.m. central time, for the following purposes:

     1. For the holders of Class A Common Stock and Preferred Stock, Series B, voting as a single class, to elect three Class A directors;

     2.   For the holders of Class B Common Stock to elect 18 Class B directors;

     3. For the holders of Class A Common Stock to vote on the recommendation of the Board of Directors that the Bylaw Section 3.6(c) be amended.

     4. For all holders of Class A Common Stock, Class B Common Stock and Preferred Stock, Series B to vote on the recommendation of the Board of Directors that Ernst & Young LLP be appointed auditors of the Company for 1999; and

     5. To transact such other business as may properly come before the meeting.


                                        By Order of the Board of Directors


                                        /s/ Richard D. Harris


                                        Richard D. Harris
                                        SECRETARY

                            FBL FINANCIAL GROUP, INC.


                                -----------------

                                 PROXY STATEMENT

                                 MARCH 30, 1999

                                -----------------

     This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of FBL Financial Group, Inc. for the annual meeting of stockholders to be held on May 18, 1999. Only stockholders of record at the close of business on March 19, 1999 are entitled to notice of and to vote at the meeting. There were 31,454,075 Class A Common Shares, 1,192,990 Class B Common Shares and 5,000,000 Preferred Shares, Series B, outstanding and entitled to vote on that date. Each common stockholder will be entitled to one vote per share on each matter to be voted on, and each preferred stockholder will be entitled to two votes per share on each matter to be voted on. The holders of Class A Common Shares and Preferred Shares, Series B, vote together as a group to elect Class A Directors, and the holders of Class B Common Shares vote to elect Class B Directors. The holders of shares representing a majority of the total number of votes entitled to be cast, present in person or represented by proxy, constitute a quorum for the transaction of business.

     The Company is mailing its annual report for the year ended December 31, 1998 together with this proxy statement and the enclosed proxy on or about March 30, 1999, to stockholders entitled to vote at the annual meeting.

     When you sign and return the enclosed proxy, the shares represented thereby will be voted for the nominees for director of the respective class listed in this proxy statement, and for the proposals set forth in Items 2 and 3 in the Notice of Meeting, unless otherwise indicated on the proxy. Returning your completed proxy will not prevent you from voting in person at the meeting should you be present and wish to do so. In addition, you may revoke your proxy any time before it is voted by sending notice to the Secretary of the Company prior to the meeting. If you submit more than one proxy, each later-dated proxy will revoke all previous proxies.

     The Board of Directors expects all nominees named below to be available for election. In case any nominee is not available, the proxy holders may vote for a substitute. Regulations of the Securities and Exchange Commission permit the proxies solicited pursuant to the proxy statement to confer discretionary authority with respect to matters on which the Company did not know a reasonable time before the meeting, or which were omitted from the proxy statement and form of proxy pursuant to Securities and Exchange Commission rules. Accordingly, the proxy holders may use their discretionary authority to vote with respect to any such matter pursuant to the proxy solicited hereby.

     Directors of each class will be elected at the annual meeting by a majority of the votes of such class cast at the meeting by the holders of shares represented in person or by proxy and entitled to vote. Approval of the proposed Bylaws amendment, and approval of the appointment of independent auditors, requires the affirmative vote of the holders of shares representing a majority of votes to be cast, represented in person or by proxy at the meeting and entitled to vote. With respect to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld or abstained, and broker non-votes, will be excluded entirely from the vote and will have no effect except to determine the existence of a quorum. Abstentions may be specified on all other proposals and will be counted as shares present for determination of a quorum, and will have the effect of a negative vote on the item voted upon. Broker non-votes with respect to approval of the Bylaws amendment and appointment of independent auditors will not be counted in determining the amount of shares voted on such items and will have no effect on the outcome of the vote on the items.


                                    ITEM 1:
                             ELECTION OF DIRECTORS

     The terms of all directors will expire at this Annual Meeting. No person, other than the directors of the Corporation acting solely in that capacity, is responsible for the naming of the nominees for Class A Director. A person who is an employee, officer or director of a holder of Class B shares or of any other Farm Bureau organization is not eligible to be elected as a Class A Director. Nomination and election of the Class B Directors by the holders of the Class B shares is subject to the provisions of the Class B Common Stockholder Agreement. The Class B Common Stockholder Agreement obligates the holders of Class B shares to elect the Presidents of the 15 state Farm Bureau federations which own, or whose affiliates own the Class B shares, as Class B Directors. The Class B Common Stockholder Agreement also obligates the holders of Class B shares to cause the election of the President of the Iowa Farm Bureau Federation as Chairman of the Board and to elect the Chief Executive Officer of the Company and two other officers of the Company nominated by the Chairman of the Board as Class B Directors.

     Information as to each nominee follows. Unless otherwise indicated, each nominee has served for at least five years in the business position currently or most recently held.


NOMINEES FOR CLASS A DIRECTOR

     JERRY L. CHICOINE is a Class A Director of the Company. He became Executive Vice President and Chief Operating Officer of Pioneer Hi-Bred International, Inc. (seed corn business) in September 1997, after serving as Senior Vice President and Chief Financial Officer since 1990, and was named a director of Pioneer Hi-Bred in March 1998. Mr. Chicoine was Senior General Counsel of Pioneer Hi-Bred International, Inc. from 1986 to 1988. Prior thereto he was a partner in the accounting firm of McGladrey & Pullen from 1969 to 1986. Mr. Chicoine is a lawyer and a certified public accountant. He is also a member of the board of directors of Des Moines Export Council, Edge Technologies, Inc. and Iowa Health Systems.

MEMBER:  Audit, Budget, and Compensation Committees
DIRECTOR SINCE 1996  AGE: 56

     JOHN W. CREER is a Class A Director of the Company. Since 1980, he has been President and Chief Executive Officer of the Farm Management Company, the agricultural real estate holding and management company wholly owned by the Church of Jesus Christ of Latter-day Saints (Mormon). As such he is responsible for management of a substantial multi-national resource. He is also Secretary of the worldwide church's Investment Policy Committee. Mr. Creer is a lawyer and received a doctorate of laws degree from the University of Munich.
MEMBER:  Audit, Budget, and Class A Directors Nominating Committees
DIRECTOR SINCE 1996  AGE: 59

     JOHN E. WALKER is a Class A Director of the Company. Mr. Walker retired January 1, 1996 from Business Men's Assurance (BMA), Kansas City, Missouri, where he had been the Managing Director of Reinsurance Operations since 1979. He had been a member of the board of directors of BMA for 11 years before his retirement, and a member of its executive committee. Mr. Walker is also a director and member of the Audit Committee of LabOne, Inc., Lenexa, Kansas, a publicly traded blood and urine testing business.
MEMBER:  Audit, Compensation, and Class A Nominating Committees
DIRECTOR SINCE 1996  AGE: 60

NOMINEES FOR CLASS B DIRECTOR


     EDWARD M. WIEDERSTEIN is the Chairman of the Board and a Class B Director of the Company. He has been a director of the Iowa Farm Bureau Federation since 1986 and in 1995 was elected President of the Iowa Farm Bureau Federation. Mr. Wiederstein was elected a director of American Farm Bureau Federation in January 1999, and of Farm Bureau BanCorp in December 1998. He is also a director and president of Farm Bureau Mutual Insurance Company (Farm Bureau Mutual), Farm Bureau Life Insurance Company (Farm Bureau Life), Western Farm Bureau Life Insurance Company (Western Farm Bureau Life) and EquiTrust Life Insurance Company (EquiTrust Life), and a director of Western Agricultural Insurance Company (Western Ag). Mr. Wiederstein owns and operates a 1,200 acre farm near Audubon, Iowa where he has been engaged in the business of cattle and hog feeding and grain farming since 1973. He is also a director of American Farm Bureau Insurance Services, Inc. and of Wellmark, Inc.


MEMBER:  Executive and Compensation Committees
DIRECTOR SINCE 1995  AGE: 50

     THOMAS R. GIBSON, FSA, CLU, FLMI, is the Chief Executive Officer of the Company and of its major operating subsidiaries and a Class B Director of the Company. Mr. Gibson is also a director of AccessAir Holdings, Inc. Mr. Gibson has been employed by the Company and its affiliates since 1966.
MEMBER:  Executive and Investment Committees
DIRECTOR SINCE 1996  AGE: 54

     RICHARD D. HARRIS is Senior Vice President, Secretary and Treasurer of the Company and its major operating subsidiaries and a Class B Director of the Company. He is Executive Director, Secretary and Treasurer of the Iowa Farm Bureau Federation; Senior Vice President and Assistant Secretary and Treasurer of South Dakota Mutual Insurance Company (South Dakota Mutual), and Vice President and Treasurer of Farm Bureau Management Corporation (Management Corp.), a subsidiary of the Iowa Farm Bureau Federation. He was elected to all of those positions effective September 1, 1996. Mr. Harris has been employed by the Company and its affiliates since 1996, and by the Iowa Farm Bureau Federation since 1968.
MEMBER:  Executive and Investment Committees
DIRECTOR SINCE 1996  AGE: 54

     STEPHEN M. MORAIN is Senior Vice President and General Counsel of the Company and a Class B Director. He also serves as General Counsel and Assistant Secretary of the Iowa Farm Bureau Federation; General Counsel, Secretary and director of Management Corp.; and Senior Vice President and General Counsel of the Company's major operating subsidiaries. Mr. Morain is also a director of Computer Aided Design Software, Inc., a director of Iowa Business Development Finance Corporation, chairman and a director of Edge Technologies, Inc., and a director and Secretary of the Iowa Agricultural Finance Corporation. Mr. Morain has been employed by the Company and its affiliates since 1977.
MEMBER:  Executive and Investment Committees
DIRECTOR SINCE 1996  AGE: 53


     ROGER BILL MITCHELL is a Class B Director and the First Vice Chair of the Company. He has been President of the Colorado Farm Bureau since 1991. He is a director of Farm Bureau BanCorp. Mr. Mitchell is also First Vice President of Western Life, President and director of Colorado Farm Bureau Mutual Insurance Company, director of Western Ag and a member of the Colorado Water Quality Control Commission. Mr. Mitchell is managing general partner of Mitchell Ag Production, a family limited partnership with his two sons, which is a ten quarter potato and barley farming operation in the San Luis Valley of south central Colorado.
MEMBER: Budget Committee
DIRECTOR SINCE 1994 AGE: 54


     KAREN J. HENRY is a Class B Director and the Second Vice Chair of the Company. She was elected as President of the Wyoming Farm Bureau Federation in 1994, after having served as a director since 1992. Ms. Henry is a director and President of Mountain West Farm Bureau Mutual Insurance Company and a director of Western Life and of Western Ag. She is involved in a family ranch and cattle operation.
DIRECTOR SINCE 1995  AGE: 52


     KENNETH R. ASHBY is a Class B Director of the Company and has been the President of the Utah Farm Bureau Federation since November 1986. He is a director of Farm Bureau BanCorp. He has been a director and Vice President of Utah Farm Bureau Insurance Company and a director of Farm Bureau Life. Mr. Ashby has been President and General Manager of Ashby's Valley View Farms since September 1966.
MEMBER: Class A Directors Nominating Committee
DIRECTOR SINCE 1994 AGE: 58


     AL CHRISTOPHERSON is a Class B Director of the Company. He has been President of the Minnesota Farm Bureau Federation since December 1988 and is also a director of Farm Bureau Mutual and American Ag. Mr. Christopherson is also a director of the American Farm Bureau Federation and serves on a number of agricultural boards including the Agricultural Utilization and Research Institute. Mr. Christopherson is a diversified grain and livestock farmer from Pennock, Minnesota, where he operates an 1,800 acre family farm, raising hogs, corn, soybeans, and wheat.
MEMBER:  Compensation Committee
DIRECTOR SINCE 1994  AGE: 58

     KENNY J. EVANS is a Class B Director of the Company. He is President and a director of the Arizona Farm Bureau Federation. Mr. Evans, a farmer, corporate executive and business owner, is also a former Chairman of the National Agricultural Labor Advisory Committee and a former Chairman of the Arizona Commission of Agriculture and Horticulture. He is a director of Western Life and a director and President of Western Ag. Mr. Evans is also a director of American Farm Bureau Federation and of Farm Bureau BanCorp.
MEMBER:  Budget Committee
DIRECTOR SINCE 1994  AGE: 53

     JACK M. GIVENS is a Class B Director of the Company. He was elected in January 1998 after becoming President of the Oklahoma Farm Bureau Federation and its insurance affiliates, of which he has been a director since 1988. Mr. Givens is a Regent of Oklahoma State University and A&M Colleges, a director of Cotton Incorporated, New York, NY, a director of Oklahoma Baptist University National Board of Development, a director of Oklahoma Medical Research Foundation, a director of Oklahoma Cotton Growers Association and a director of the Oklahoma Art Institute. He is also a director of Farm Bureau BenCorp. He is a director of Western Life and of Western Ag. Mr. Givens has farming and ranching operations in Jackson, Greer and Kiowa counties, Oklahoma, where irrigated cotton, wheat and registered Angus are produced, and in Logan and Clark Counties, Ohio, where the crops are corn and soybeans.
MEMBER:  Class A Directors Nominating Committee
DIRECTOR SINCE 1998  AGE: 76

     GARY L. HALL is a Class B Director of the Company. He has been the President of the Kansas Farm Bureau Federation and affiliated companies, including Kansas Farm Bureau Life Insurance Company and Kansas Farm Bureau Mutual Insurance Company, since 1994. He is also a director of Farm Bureau BanCorp. Mr. Hall is also a director of Western Ag. He has been a self-employed farmer and stockman since 1974, and he served as Kansas Secretary of Agriculture in 1990 and 1991.
DIRECTOR SINCE 1995  AGE: 48

     JAMES K. HARMON is a Class B Director of the Company. He was elected President of the North Dakota Farm Bureau Federation in 1997 and has been a member of its board of directors since 1989. Mr. Harmon became President of NODAK Mutual Insurance Company in 1997, after serving as Vice President since 1993, and has been a director of Western Life since 1993. He is also a member of the board of directors of Central Dakota Growers, a high value crops development task force and a director of Farm Bureau BanCorp. Mr. Harmon and his wife operate a fourth generation farm near Carrington, North Dakota, raising irrigated potatoes, sunflowers, durum, hard red spring wheat, canola and dry edible beans.
MEMBER: Class B Directors Nominating Committee
DIRECTOR SINCE 1998  AGE: 40

     RICHARD G. KJERSTAD is a Class B Director of the Company. He and his family have extensive farming and cattle ranching operations in western South Dakota. Mr. Kjerstad was elected President of the South Dakota Farm Bureau Federation in 1995. He is also President and a director of South Dakota Mutual and a director of Farm Bureau Life. In 1998 Mr. Kjerstad pleaded guilty to a single misdemeanor count under the Lacey Act, which is federal statute designed to enforce state hunting laws. Mr. Kjerstad was placed on probation for a period of two years (ending December 2000). The conditions of Mr. Kjerstad's probation included three months of home detention (ending April 1999), 240 hours of community service, and a $5,000 fine. Mr. Kjerstad was accused of transferring a resident deer hunting license to a nonresident hunter, in violation of South Dakota law.
MEMBER: Class B Directors Nominating Committee
DIRECTOR SINCE 1995  AGE: 56

     DAVID L. MCCLURE is a Class B Director of the Company. He is a farmer-rancher raising wheat, barley, hay, and cattle in the Lewistown, Montana area. Mr. McClure has been President of the Montana Farm Bureau Federation since 1987 and is also a director and Vice President of Mountain West Farm Bureau Mutual Insurance Company, a director of Western Ag and of Mountain States Legal Foundation, and a director and Vice President of Western Life.
MEMBER:  Budget Committee
DIRECTOR SINCE 1994  AGE: 59

     BRYCE P. NEIDIG is a Class B Director of the Company. He has been President of the Nebraska Farm Bureau Federation and of Farm Bureau Insurance Company of Nebraska since 1981. He is also a director of Farm Bureau Life, American Ag and Western Ag. Mr. Neidig is also a director of the American Farm Bureau Federation and a director of Nebraska Blue Cross Blue Shield. He raises irrigated and dry land corn as well as soybeans and alfalfa on his Madison County farm.
DIRECTOR SINCE 1994  AGE: 67


     HOWARD D. (DAN) POULSON, a Class B Director of the Company, has been President and Administrator of the Wisconsin Farm Bureau Federation and President of its affiliated companies, including Rural Mutual Insurance Company, since August 1991. He has served on the board of directors of Wisconsin Farm Bureau since 1969. He is also a director of Farm Bureau BanCorp. He was appointed to the State of Wisconsin Department of Natural Resources Board in October 1995. Mr. Poulson is also a director of Farm Bureau Life. He and his wife operate a 250 acre hog and grain farm near Palmyra in Jefferson County, Wisconsin.
MEMBER:  Compensation Committee
DIRECTOR SINCE 1994  AGE: 62

     FRANK S. PRIESTLEY, a Class B Director of the Company, was elected President of the Idaho Farm Bureau Federation in 1997, having first been elected to the Board of Directors of Idaho Farm Bureau Federation in 1985. He is also a director of Farm Bureau BanCorp. He is also President and a director of Farm Bureau Mutual Insurance Company of Idaho and Farm Bureau Finance Company (Idaho). Mr. Priestley graduated from Western College of Auctioneering in 1967 and has actively practiced auctioning. He operates a family dairy farm near Franklin, Idaho with a herd of 70 Holstein cows.
MEMBER: Class B Directors Nominating Committee
DIRECTOR SINCE 1998  AGE: 50


     JOHN J. VAN SWEDEN is a Class B Director of the Company. Mr. Van Sweden is President and a director of the New Mexico Farm and Livestock Bureau, President and a director of Western Farm Bureau Mutual Insurance Company, and a director of Western Life and Western Ag. He is also President of V7 Ranch Co., Inc., which has been in his family for five generations since 1868. This is a cow/calf/yearling and ranch operation, producing approximately 650 tons of hay per year, in the area of Raton, New Mexico.
MEMBER:  Class A Directors Nominating Committee
DIRECTOR SINCE 1994  AGE: 51

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information as to shares of voting stock of the Company beneficially owned by each director and nominee, each executive officer named in the Summary Compensation Table below, and by all executive officers and directors of the Company as a group, including shares subject to employee and non-employee directors stock options exercisable on or prior to April 29, 1999. The percentage of Company shares beneficially owned by any Company director or nominee or by all directors and officers of the Company as a group, does not exceed 1%. Unless indicated otherwise in the footnotes below, all shares are directly owned as of February 28, 1999. All numbers of shares given herein are adjusted for the two-for-one stock split which occurred in April 1998.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

                                                         SHARES
                                                      BENEFICIALLY
             NAME                                         OWNED
             ----                                     ------------
             Kenneth R. Ashby                             4,000(a)
             Jerry L. Chicoine                            5,935(a)
             Al Christopherson                            4,264(a)
             John W. Creer                                4,953(a)
             Kenny J. Evans                               4,000(a)
             Thomas R. Gibson                            64,809(c)(d)
             Jack M. Givens                               4,000(a)
             Gary L. Hall                                 4,000(a)
             James K. Harmon                                  0
             Richard D. Harris                           17,448(c)(d)
             Karen J. Henry                               4,305(a)
             Timothy J. Hoffman                          33,099(c)(d)
             Richard G. Kjerstad                         11,000(a)
             David L. McClure                             2,000(b)
             Roger Bill Mitchell                          3,500(b)
             Stephen M. Morain                           43,735(c)(d)
             Bryce P. Neidig                              4,542(a)
             James W. Noyce                              30,503(c)(d)
             William J. Oddy                             57,328(c)(d)
             Howard D. Poulson                            4,000(a)
             Frank S. Priestley                           4,000(a)
             John J. Van Sweden                           4,000(b)
             John E. Walker                               6,527(a)
             Edward M. Wiederstein                       17,870(c)(d)
             All directors and executive officers
              as a group (32 persons)                   455,303(a)(b)(c)(d)

------------------
(a)  Includes 4,000 shares subject to options exercisable within 60 days.
(b) Includes shares subject to options exercisable within 60 days for the following directors: McClure, 2,000; Mitchell, 3,500; Van Sweden, 2,664.
(c) Includes shares held in Company 401(k) Savings Plan by the following executive officers: Gibson, 4,788; Harris, 2,128; Hoffman, 2,043; Morain, 5,660; Noyce, 4,140; Oddy, 10,681, and Wiederstein, 144.
(d) Includes shares subject to options exercisable within 60 days held by the following executive officers: Gibson, 57,721; Harris, 15,320; Hoffman, 30,856; Morain, 36,075; Noyce, 25,663; Oddy, 45,447, and Wiederstein,
     16,726.

               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS(a)

                                                               NATURE OF
                                                               BENEFICIAL     PERCENT
TITLE OF CLASS                 BENEFICIAL OWNER(b)            OWNERSHIP(c)    OF CLASS
--------------                 -------------------            ------------    --------
Class A Common .............   Iowa Farm Bureau Federation     17,115,586       54.3%
Class B Common .............   Iowa Farm Bureau Federation        761,855       63.9
Series B Preferred .........   Iowa Farm Bureau Federation      5,000,000      100.0
Class B Common .............   Farm Bureau Mutual                 186,866       15.7

------------------

(a) No other person to the knowledge of the Company was the beneficial owner of 5% or more of the outstanding shares of any class of Company stock.

(b) The address of Iowa Farm Bureau Federation and Farm Bureau Mutual is 5400 University Avenue, West Des Moines, Iowa 50266.

(c) The named beneficial owners have sole dispositive and voting power with respect to the shares owned by them.


              FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

     The Board of Directors held seven meetings during 1998. Each director attended at least 75% of the Board meetings and meetings of committees of which he or she is a member. The standing committees of the Board of Directors and the number of meetings held by each such committee in 1998 were as follows:

                                                         NUMBER OF MEETINGS
     COMMITTEE NAME                                       HELD DURING 1998
     --------------                                      ------------------
     Executive Committee ............................           11
     Audit Committee ................................            4
     Budget Committee ...............................            1
     Compensation Committee .........................            2
     Class A Directors Nominating Committee .........            1
     Class B Directors Nominating Committee .........            1

     The Company has established an Executive Committee composed of Messrs. Wiederstein (Chairman), Gibson, Harris and Morain. The Executive Committee may exercise all powers of the Board of Directors during intervals between meetings of the Board, except for matters reserved to the Board by the Iowa Business Corporation Act, and except for removal or replacement of the Chairman or Chief Executive Officer.

     The Company has established an Audit Committee composed of Class A Directors Messrs. Chicoine, Creer and Walker, with Mr. Chicoine serving as Chairman. The Audit Committee must include only Class A Directors who are independent of management and free from any relationships that would interfere with the exercise of independent judgment. The Audit Committee reviews the professional services to be provided by the Company's independent auditors and the independence of such auditors from management of the Company. The Audit Committee also reviews the scope of the audit by the Company's independent auditors, the annual and quarterly financial statements of the Company, the Company's system of internal accounting controls and such other matters with respect to the accounting, auditing and financial reporting practices and procedures of the Company as it may find appropriate or as may be brought to its attention, and meets from time to time with members of the Company's internal audit staff. In addition to the usual and customary functions of an Audit Committee governed by the requirements of the New York Stock Exchange, the Audit Committee is required to review with the auditors and management any material transaction or series of similar transactions to which the

Company was, within the past year, or is currently expected to be, a party, and with respect to which a director, executive officer, or holder of more than five percent of any class of stock of the Company is a party. If the Audit Committee determines that any transaction or proposed transaction between the Company and Farm Bureau Mutual is unfair to the Company, the Company is required to submit the matter to a coordinating committee for resolution.

     The Company has established a Class A Directors Nominating Committee which nominates candidates for election to the Board of Directors as Class A Directors. The Committee members are nominated by the Chairman of the Board, and include Messrs. Ashby, Creer, Givens, Van Sweden and Walker, with Mr. Ashby serving as Chairman of the Committee. The Committee must include at least two-thirds of the Class A Directors and may consist of up to five members of the Board nominated by the Chairman of the Board. Any action of the Class A Directors Nominating Committee requires the concurrence of at least 50% of the Class A Directors who are members of the Committee. The Committee will consider a nominee for election as a Class A Director recommended by a stockholder if the stockholder submits the nomination to the Committee. Stockholders may submit such nominations by addressing a letter to the Chairman of the Class A Directors Nominating Committee, FBL Financial Group, Inc., 5400 University Avenue, West Des Moines, Iowa 50266. Under the Company's By-Laws a stockholder must provide advance notice to the Company in order for such stockholder to place into nomination a director at the annual meeting. Such notice must be received by the Secretary at the above address not less than 45 days prior to the first anniversary date of the mailing of proxy material for the preceding year's annual meeting, and must set forth the name, age, principal occupation, number of shares of Company stock beneficially owned, and the business and residence addresses of both the proposed nominee and the stockholder proposing to make such nomination.

     The Company has established a Compensation Committee of the Board of Directors which has oversight responsibility with respect to compensation matters involving executive officers of the Company. The Compensation Committee is composed of Messrs. Wiederstein, Chicoine, Christopherson, Poulson, and Walker, with Mr. Wiederstein serving as the Chairman of the Committee.

     The Company has established a Budget Committee designated by the Chairman of the Board and composed of Messrs. Mitchell, Chicoine, Creer, Evans and McClure, with Mr. Mitchell as Chairman. The Budget Committee reviews all budgets proposed by management and makes recommendations thereon to the Board of Directors.

     The Company has also established an Investment Committee composed of Messrs. Gibson, Harris, Morain and four additional executive officers, and an Advisory Committee, and may establish other committees in its discretion. The Advisory Committee is composed of certain executives of Farm Bureau affiliated insurance companies in the Company's market territory.


                      DIRECTORS' COMPENSATION AND BENEFITS

     All non-employee Directors receive an annual retainer of $2,000, a fee of $1,000 for each board meeting attended and a fee of $500 for each committee meeting attended. In addition, Class A Directors receive an annual retainer of $13,333. Directors may elect to receive their fees in cash, in shares of Company stock, or in deferred stock equivalent units pursuant to the Director Compensation Plan. All Directors are reimbursed for travel expenses incurred in attending board or committee meetings. Each non-employee Director receives an option to purchase 4,000 shares of Class A Common Stock of the Company upon initial election to the Board of Directors of the Company.

                               EXECUTIVE OFFICERS

     Most of the executive and other officers of the Company devote all of their time to the affairs of the Company. Services performed for affiliates of the Company are charged to such affiliates on the basis of a time allocation and the affiliates are required to reimburse the Company for the cost of such services. As explained in the section "Certain Relationships and Related Party Transactions -- Management and Marketing Agreements," the Company receives management fees for managing its affiliates. Three officers, Mr. Wiederstein, Mr. Harris and Mr. Morain, are also employed by Management Corp., a wholly owned subsidiary of the Iowa Farm Bureau Federation, and they are compensated by the Company for their services to the Company and by Management Corp. for their services to it based on the portion of their time expected to be expended on behalf of each entity.

     The current executive officers of the Company are as follows:

    NAME                               AGE                        POSITION
    ----                               ---     ----------------------------------------------
    Edward M. Wiederstein ..........    50     Chairman of the Board and Director
    Thomas R. Gibson ...............    54     Chief Executive Officer and Director
    Richard D. Harris ..............    54     Senior Vice President, Secretary and Treasurer
                                               and Director
    Stephen M. Morain ..............    53     Senior Vice President and General Counsel and
                                               Director
    William J. Oddy ................    54     Chief Operating Officer
    Timothy J. Hoffman .............    48     Chief Property-Casualty Officer
    James W. Noyce .................    43     Chief Financial Officer
    Thomas E. Burlingame ...........    54     Vice President, Associate General Counsel
    Barbara J. Moore ...............    47     Vice President, Market Development
    John M. Paule ..................    42     Vice President, Corporate Administration
    JoAnn W. Rumelhart .............    45     Vice President, Life Operations
    Lou Ann Sandburg ...............    50     Vice President, Investments
    Robert L. Tatge ................    52     Vice President, Property-Casualty Operations
    F. Walter Tomenga ..............    52     Vice President, Corporate Affairs and Marketing
                                               Services
    Lynn E. Wilson .................    49     Vice President, Life Sales

     Set forth below is a description of the business experience, principal occupation and employment during the last five years of the executive officers of the Company:

     Biographical information for Messrs. Wiederstein, Gibson, Harris and Morain is set forth above under "Election of Directors."

     William J. Oddy, FSA, MAAA, is Chief Operating Officer of the Company; in March 1997 he was also named as Executive Vice President and General Manager of the Company's life insurance subsidiaries. He is a member of the Investment Committee. Mr. Oddy has been employed by the Company and its affiliates since 1968. He is also a director of American Equity Investment Life Insurance Company, Berthel, Fisher & Company and Berthel, Fisher & Company Financial Services, Inc.

     Timothy J. Hoffman, FSA, CLU, ChFC, FLMI, LLIF, MAAA, was named Chief Property-Casualty Officer of the Company and Executive Vice President and General Manager of the Company's property-casualty affiliates in March 1997. He had been Chief Marketing Officer since 1993. He is a member of the Investment Committee. Mr. Hoffman has been employed by the Company and its affiliates since 1971.

     James W. Noyce, CPA, FCAS, ASA, FLMI, MAAA, was appointed Chief Financial Officer of the Company and its major operating subsidiaries in January 1996. He is a member of the Investment Committee, and Chairman of the Benefits Administration Committee for each of the companies and Chairman of the Asset-Liability Committee of the Life companies. Mr. Noyce has been employed by the Company and its affiliates since 1985. He is also a director of Berthel, Fisher & Company, Berthel, Fisher & Company Financial Services, Inc. and Berthel, Fisher & Company Leasing Services, Inc.

     Thomas E. Burlingame is Vice President, Associate General Counsel of the Company and its major operating subsidiaries. Mr. Burlingame has been employed by the Company and its affiliates since 1980.

     Barbara J. Moore, CPCU, AIM, Are, AAM, became Vice President, Market Development for the Company and its major operating subsidiaries in January, 1999. Ms. Moore was Vice President, Property-Casualty Operations from 1997 to 1998. Ms. Moore was Senior Vice President of Property-Casualty Operations for Western Ag and Western Mutual from 1991 to 1996. Ms. Moore has been employed by the Company and its affiliates since 1978.

     John M. Paule was appointed Vice President, Corporate Administration in August 1998 after being named Vice President, Information Technology in January 1998. He joined the Company in 1997. Mr. Paule had been employed by IBM Corporation since 1978, including during his last five years of employment being its manager of the North American general business insurance segment and its senior state executive in Iowa. He is a member of the Board of Directors of the West Des Moines Community School District.

     JoAnn W. Rumelhart, FSA, MAAA, became Vice President, Life Operations of the Company and its major operating subsidiaries in July of 1994. She began working for the Company in 1978, and served as Vice President, Client Services from January 1991.

     Lou Ann Sandburg, CFA, FLMI, was named Vice President, Investments in January 1998. She joined the Company in 1980 as the portfolio manager of the Company's money market fund, and later assumed the management of the Company's tax-exempt bonds and mortgage-backed securities portfolios. Ms. Sandburg was Securities Vice President in 1993 and Investment Vice President, Securities, from 1994 through 1997. She serves on the Asset-Liability Committee, the Investment Committee and the Credit Committee. She is past president and board member of the Iowa Society of Financial Analysts.

     Robert L. Tatge, FCAS, MAAA, CLU, ChFC, became Vice President, Property-Casualty Operations for the Company and its major operating subsidiaries in July 1994. He has been employed by the Company since 1968 and previously served as Vice President, Underwriting and Claims from 1991.

     F. Walter Tomenga, MPA, CLU, is the Company's Vice President, Corporate Affairs and Marketing Services. He was Vice President, Corporate Affairs from June 1994 to March 1997. He has been employed by the Company since 1989, previously serving as Member Health Services Vice President and as Vice President, Research and Development.

     Lynn E. Wilson, CLU, CHFC, MSFS, was named Vice President, Life Sales in March 1997, after serving as Vice President, Multi-State Sales since July 1994. From 1989 to July 1994 he was Senior Vice President of Marketing for Western Life. He was an agent, and an agency manager for the Company from 1973 to 1985.

                             EXECUTIVE COMPENSATION

     The following table summarizes the compensation expense paid by the Company and certain affiliates to the Chief Executive Officer and to the Company's four most highly compensated executive officers, other than the Chief Executive Officer, who were serving on December 31, 1998, for services rendered to the Company and its affiliates in all capacities during the fiscal years ended December 31, 1996, 1997 and 1998.


                          SUMMARY COMPENSATION TABLE


                                                                          LONG TERM
                                                                         COMPENSATION
                                                                       ---------------
                                          ANNUAL COMPENSATION               AWARDS
                                   ---------------------------------   ---------------
                                                                                          ALL OTHER(c)
NAME AND PRINCIPAL POSITION(a)      YEAR      SALARY         BONUS      OPTIONS(#)(b)     COMPENSATION
--------------------------------   ------   ----------    ----------   ---------------   -------------
Thomas R. Gibson ...............   1996      $294,000      $ 86,707         67,200          $26,483
 Chief Executive Officer           1997       322,000       106,630          3,500           30,025
                                   1998       375,000       130,948          5,808           35,595

Stephen M. Morain ..............   1996       251,215        55,567         43,065           14,490
 Senior Vice President             1997       266,215        66,118          1,406           20,440
 and General Counsel               1998       296,600        77,678          2,498           22,984

William J. Oddy ................   1996       241,000        71,076         55,086           25,660
 Chief Operating Officer           1997       262,000        86,761          3,235           27,194
                                   1998       291,500       101,790          1,808           31,622

Timothy J. Hoffman .............   1996       181,000        40,036         31,029           16,272
 Chief Property-Casualty Officer   1997       200,000        62,256          8,009           19,881
                                   1998       231,000        80,664          1,644           22,525

James W. Noyce .................   1996       171,000        37,824         29,314           18,818
 Chief Financial Officer           1997       183,000        45,450          1,125           11,193
                                   1998       220,000        76,823          9,068           24,414

------------------
(a) These executives receive their total compensation from the Company (except for Mr. Morain who is an employee of the Company [as to approximately 85% of his compensation] and of Management Corp.). The Company charges a management fee for services provided by these executives to the Company's affiliates. See "Certain Relationships and Related Party Transactions -- Management and Marketing Agreements."

(b) Awards comprised of qualified and nonqualified stock options. The options have vesting periods as described in "Option Grants in Last Fiscal Year" table. Unvested options are forfeited upon voluntary termination of employment with the Company. All options will vest in the event of a change of control of the Company.

(c) All other compensation includes such items as the cost of life insurance coverage, the value of personal use of a company fleet automobile or cash fleet allowance, a company flex cash (cafeteria) account and educational bonus.

                        OPTION GRANTS IN LAST FISCAL YEAR

     The following table contains information concerning the grant of stock options during the last fiscal year to the named executive officers under the Company's 1996 Class A Common Stock Compensation Plan. No stock options, freestanding stock appreciation rights (SARs) or other equity-based awards were granted to any executive officer or other persons by the Company prior to 1996.

                                                    PERCENT OF TOTAL
                                 NUMBER OF         OPTIONS GRANTED TO
                           SECURITIES UNDERLYING      EMPLOYEES IN        EXERCISE OR     EXPIRATION      GRANT DATE
                           OPTIONS GRANTED(a)(c)      FISCAL YEAR      BASE PRICE($/sh)      DATE      PRESENT VALUE(b)
                          ----------------------- ------------------- ------------------ ------------ -----------------
   Thomas R. Gibson               5,808                    5.5%            $  18.25        1/15/08         $25,067
   Stephen M. Morain              2,498                    2.4                18.25        1/15/08          10,781
   William J. Oddy                1,808                    1.7                18.25        1/15/08           7,803
   Timothy J. Hoffman             1,644                    1.6                18.25        1/15/08           7,094
   James W. Noyce                 9,068                    8.6                18.25        1/15/08          39,137

------------------
(a) The exercise price of the options equals the fair market price on the date of grant. Each of these options has a term of up to 10 years and becomes exercisable in five approximately equal annual installments on each of the first, second, third, fourth and fifth anniversaries of the date of grant. Unvested options are forfeited upon a voluntary termination of employment with the Company. Options vest in the event of a change of control of the Company. The options granted are incentive stock options to the extent permitted under the Plan and the Internal Revenue Code, and the remainder are nonqualified stock options.

(b) The grant date present value of these options was estimated using a Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rate of 5.48%; dividend yield of 1.4%; volatility factor of the expected market price of the Company's Class A Common Stock of .12, and a weighted average life expectancy of the options of 6.4 years. The weighted average grant date fair value of the options granted during 1998 was $4.32 per share. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, giving no assurance that the value realized by a named individual will be at or near the value estimated by the Black-Scholes model.

(c)  In 1996, 1997 and 1998, options for the purchase of 1,642,464, 137,684 and
     105,143 shares, respectively, of Class A Common Stock were granted, leaving 1,658,763 shares of Class A Common Stock available for grant as additional Awards under the Plan, including 44,054 shares previously forfeited. To date, no grants of SARs or stock bonuses have been made under the Plan.

                       AGGREGATED OPTIONS/SAR EXERCISES IN
                 LAST FISCAL YEAR AND FY-END OPTIONS/SAR VALUES

     The following table provides information with respect to the named executive officers, concerning the exercise of options during the last fiscal year and value of unexercised options held as of the end of the fiscal year:

                                                           NUMBER OF SECURITIES                 VALUE OF
                              SHARES                      UNDERLYING UNEXERCISED        UNEXERCISED IN-THE-MONEY
                           ACQUIRED ON       VALUE      OPTIONS/SARs AT FY-END(#)      OPTIONS/SARs AT FY-END($)
NAME                         EXERCISE      REALIZED     EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE(a)
----                      -------------   ----------   ---------------------------   -----------------------------
   Thomas R. Gibson               0        $     0           55,160/92,048                 850,430/1,353,368
   Stephen M. Morain              0              0           35,014/56,426                   540,890/843,560
   William J. Oddy            1,000         17,375           44,361/73,089                 681,121/1,089,774
   Timothy J. Hoffman             0              0           28,025/51,695                   419,871/727,578
   James W. Noyce               500          9,125           23,400/46,046                   361,238/621,717

------------------
(a) Value determined from market price at fiscal year end ($24.25) less exercise price. The actual value, if any, that an executive may realize will depend on the stock price on date of exercise of an option, so there is no assurance the value stated would be equal to the value realized by the executive.


                                PENSION BENEFITS

     Employees are generally covered under the Farm Bureau Retirement Plan and the Iowa Farm Bureau Federation Affiliates Supplemental Retirement Plan (Pension Plans). The two plans operate as a single plan to provide total benefits to all participants. The former is a qualified plan under Section 401(a) and the latter plan is a nonqualified plan which provides benefits according to the overall plan formulas, but includes compensation exceeding $160,000 under Section 401(a)(1) and provides benefits provided by the formula which are otherwise limited by Section 415 of the Internal Revenue Code. The pension plans are available to all employees and officers generally and provide for the same method of allocation of benefits between management and non-management participants. Active participants include employees over age 21 who have worked at least one year and provided at least 1,000 hours of service during that year. The pension table below reflects the total pension benefits provided according to remuneration and completed years of service.


                         ANNUAL PENSION PLAN BENEFITS*

                                            YEARS OF SERVICE
  ASSUMED HIGH      ----------------------------------------------------------------
36-MONTH AVERAGE
  ANNUAL SALARY         15           20           25            30            35
-----------------   ----------   ----------   ----------   -----------   -----------
 $      150,000      $ 48,750     $ 67,500     $ 86,250     $105,000      $105,000
        200,000        65,000       90,000      115,000      140,000       140,000
        250,000        81,250      112,500      143,750      175,000       175,000
        300,000        97,500      135,000      172,500      210,000       210,000
        350,000       113,750      157,500      201,250      245,000       245,000
        400,000       130,000      180,000      230,000      280,000       280,000
        450,000       146,250      202,500      258,750      315,000       315,000
        500,000       162,500      225,000      287,500      350,000       350,000

------------------
* The above table is a calculation of benefits according to the formula for services rendered prior to 1998.

     The credited years of service as of December 31, 1998 for Messrs. Gibson, Morain, Oddy, Hoffman and Noyce were 32, 21, 30, 27 and 13, respectively.

     The plan is a defined benefit plan which provides monthly income to retirees who have worked for at least 10 years and attained age 55. The amount provided is a percentage of the high 36 consecutive month average salary calculated according to the following formula: For service prior to 1998, 2% per year for the first 10 years of service, plus 21/2% for each year above 10 years of service up to 30 years of service. Unreduced early retirement benefits are provided upon attainment of 85 age plus service points. For service after 1997, 1.675% per year of service, plus, upon attainment of 85 age plus service points, .325% per year of service to age 65. After age 65, 1.675% per year of service, plus .325% per year of service times the average salary less social security covered compensation.

     Years of service include all years in which an individual first exceeds 1,000 hours of service and any year thereafter in which the person exceeds 500 hours of service.

     The plan formula provides a monthly benefit for life with a guarantee of 120 monthly payments. Other options, including lump sum, are available to the retiree on an actuarially equivalent basis.

     The compensation covered by the Pension Plan is calculated based upon total salary and bonuses paid to the participant during the given year.

     The annual benefits shown in the above table are not reduced to reflect the limitations imposed by federal tax laws, which place upper limits on the benefits which may be provided to any individual by tax qualified pension plans. The Iowa Farm Bureau Affiliates Supplemental Retirement Plan is an unfunded, non-qualified plan, which provides that it will pay directly the difference between the retirement benefit in the absence of Internal Revenue Code Section 401(a)(17) and Section 415 limitations and the benefits actually calculated under the Farm Bureau Retirement Plan, in compliance with federal limitations.


OTHER COMPENSATION PLANS

     The Company and Farm Bureau Mutual sponsor a bonus plan for all employees, which includes a management performance (bonus) plan in which executives, department heads and managers participate. On an annual basis, the companies establish various and distinct goals for executives, division heads and managers. Goals generally relate to such matters as Farm Bureau membership levels, life insurance and property-casualty new business production, expense levels and earnings per share. Attainment of individual goals is targeted to result in payment of cash bonuses ranging up to 331/3% of base salary for Messrs. Gibson, Oddy, Hoffman and Noyce, and up to 8% for managers. Exceptional performance could increase cash bonuses up to 50% of base salary for the executive group and up to 12% for managers. Payment of the performance incentive is made annually in a single, separate lump sum payment on or before February 14th of the ensuing year.

     The Company also has a trustee qualified 401(k) plan for all employees after 30 days of employment and attainment of age 21. Employee contributions up to 4% of compensation are matched by Company contributions on a 50% basis, subject to Employee Retirement Income Security Act (ERISA) limitations with the match paid in shares of the Company's Class A Common Stock. The Company match is forfeited should an employee terminate prior to three years of service, after which the match is nonforfeitable.

                BOARD COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors of the Company (the "Committee") is responsible for oversight of compensation policies which govern annual compensation, stock ownership programs, and employee benefit programs for the executive officers as well as other employees of the Company and its subsidiaries. The Committee was established in July 1996 at the time of the Company's initial public offering. It has affirmed the Company's historical compensation framework and expects to continue examining the relationship of the compensation criteria to existing systems and incentives.


COMPENSATION CRITERIA

     In making compensation determinations, the Committee considers and endeavors to attain the following goals:

     1) attract and retain highly qualified and motivated executive officers and employees,

     2) encourage and reward achievement of annual and long-term financial goals and operating plans of the Company, and

     3) encourage executive officers and employees to become stockholders with interests aligned with those of other stockholders.

     The Committee's policy with regard to the compensation of executive officers is to meet the foregoing goals thorough a combination of base salary, annual bonus, stock ownership, and other benefits with a particular focus on encouraging executive officers to attain performance goals that are designed to favorably impact overall Company performance.


COMPENSATION COMPONENTS

     The basic components of compensation for executive officers, including those individuals listed in the Summary Compensation Table, are in four areas:

     BASE SALARY: The Committee sets salary ranges annually which are intended to reflect the median level of base pay for comparable positions at companies of similar size and complexity. The Committee reviews salary survey data provided by independent survey consultants. Based on the scope and responsibility of the position in the survey compared to the scope and responsibility of the position at the Company, the Committee determines whether the officer's salary range should be set above or below the median level of the industry. To determine the level of a specific salary within its range, the Committee considers management input regarding the officer's length of service in the position, experience, and management skills in handling short and long range issues. In addition, the Committee reviews the officer's performance during the prior year measured against predetermined corporate and individual plans and objectives set by management.

     ANNUAL BONUS: The Committee believes that a significant portion of annual cash compensation for the executive officers should be variable ("at risk") and tied to the Company's financial results. The Company annually establishes profit, growth, and other goals. Attainment of the goals is designed to produce bonuses to the executive officers of up to 331/3% of base salary, with exceptional performance allowing bonus payments up to 50% of base salary.

     The Committee may use its discretion to modify a portion of a participant's award, either upward or downward, based on management's recommendation of the participant's contribution to the achievement of goals.

     STOCK OWNERSHIP: The Committee believes that a fundamental goal of executive compensation is to encourage and create opportunities for long-term executive stock ownership. The Committee expects that over time, executive officers will establish ownership positions that are of significant value as a percentage of the annual salary of such officers.

     The Employee Stock Option Plan provides for the award of stock options (nonqualified and incentive stock options), stock appreciation rights ("SARs"), and shares of restricted stock. The Board of Directors encourages ownership of Company stock through the grant of options to participants in the Plan. To determine who will participate and the amount of awards, the Company adopted a formula which covers key management employees, and bases awards on their position, salary, and previous grants. Generally, the amount increases with the level of position. The Committee and the Board of Directors intend to make grants of options on an annual basis and establish a vesting schedule at each grant date. The options granted in 1996 in conjunction with the initial public offering were "front end loaded" to represent the bulk of grants to be made under the formula during the first four years of the Plan. The options vest in 20% increments on the first, second, third, fourth, and fifth anniversary of the grant date. In 1996, a total of 1,642,464 options were awarded to 100 participants. In 1997, 137,684 options were awarded to 60 participants. In 1998, 105,143 options were awarded to 68 participants.

     EMPLOYEE BENEFITS: The Company offers benefit plans such as vacation, medical, life and disability insurance to executive officers on the same basis as offered to all employees.

     CEO COMPENSATION: The compensation of Mr. Gibson includes the above four factors. Mr. Gibson has been Chief Executive Officer of the Company since its formation in 1993, and chief executive officer of its major operating subsidiaries since 1991. His base salary has been set based on market factors, his prior performance and in part in recognition of his additional responsibilities with formation of the Company and its growth. Under Mr. Gibson's leadership, the Company has grown both internally and by combining other Farm Bureau insurance entities either under management agreements or as subsidiaries. The Company believes it is well positioned to continue its internal growth due to its geographic spread, diverse product portfolio and ability to cross sell its various products to its existing customers. The Company's current strategy is to also expand through product alliances with other Farm Bureau companies, and through distribution of products outside the Farm Bureau network. Mr. Gibson's base salary was increased by 16.5% in 1998 to $375,000, and he earned a bonus equal to 34.9% of that base salary based on 1998 Company performance of established goals. Mr. Gibson was awarded options for 5,808 shares of Class A Common Stock in 1998, which is 5.5% of the awards granted to all employees in the year.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     Section 162(m) of the Internal Revenue Code (the "Code") generally limits to $1 million per individual per year the federal income tax deduction for compensation paid by a publicly-held company to the company's chief executive officer and its other four highest paid executive officers. Compensation that qualifies as performance-based compensation for purposes of Section 162(m) is not subject to the $1 million deduction limitation. Options and stock appreciation rights granted under the Stock Option Plan satisfy the requirements for performance-based compensation. The Committee currently does not anticipate that any executive officer will be paid compensation from the Company in excess of $1 million in any year (including amounts that do not qualify as performance-based compensation under the Code), and accordingly, the Committee anticipates that all amounts paid as executive compensation will be deductible by the Company for federal income tax purposes.

                                        COMPENSATION COMMITTEE
                                        Edward Wiederstein, CHAIRMAN
                                        Jerry Chicoine
                                        Al Christopherson
                                        Howard D. Poulson
                                        John E. Walker

                                PERFORMANCE GRAPH

     The following performance graph compares the performance of the Company's Class A common stock since its initial public offering on July 19, 1996 with the performance of the S & P 500 Index and with the performance of the Value Line Insurance: Life Index. The graph plots the changes in value of an initial $100 investment over the indicated time periods, assuming all dividends are reinvested.


                 COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

FBL Financial Group, Inc., Standard & Poors 500 Index and Value Line Insurance:
                                   Life Index
                 (Performance Results Through December 31, 1998)


                               [PLOT POINT GRAPH]

                      FBL FINANCIAL GROUP, INC.    Standard & Poors 500    Insurance (Life)
                      -------------------------    --------------------    ----------------
July 19, 1996                  100                         100                  100
December 31, 1996              138.59                      117.01               126.97
December 31, 1997              226.31                      156.07               217.30
December 31, 1998              277.03                      200.38               357.31

Assumes $100 invested at the open of trading (July 19, 1996) in FBL Financial Group, Inc. Class A Common Stock, Standard & Poors 500 Index, and the Value Line Insurance: Life Index.

                                                        SOURCE: VALUE LINE, INC.

            CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

ORGANIZATION OF THE COMPANY

     FBL Financial Group, Inc., incorporated as an Iowa corporation in 1993, is a holding company. The Company, through its life insurance subsidiaries, currently markets individual life insurance policies and annuity contracts to Farm Bureau members and other individuals and businesses in 14 midwestern and western states. Variable insurance and annuity contracts are also marketed in other states through alliances with other insurance companies and a regional broker/dealer. Several other subsidiaries support various functional areas of the life insurance subsidiaries and other affiliates, by providing investment advisory, marketing and distribution, and leasing services.

     CAPITAL, INVESTMENT AND LOAN TRANSACTIONS: On March 17, 1998, the Company's Board of Directors approved a two-for-one common stock split payable in the form of a 100% stock dividend to stockholders of record as of April 6, 1998. The additional shares were distributed April 17, 1998. As required by the Company's Articles of Incorporation, holders of the Class B common stock received Class A common shares in payment of the stock dividend. In addition, the 5,000,000 shares of Series B preferred stock have non-dilutive voting rights. As a result, voting rights on these shares increased proportionately while the number of shares outstanding did not change. All references to the number of common shares and per share amounts in this report have been restated to reflect the effect of the stock dividend.

     On March 30, 1998, the Company exchanged a subsidiary owning its home office properties for 2,536,112 unregistered shares of Class A common stock owned by the Iowa Farm Bureau Federation. The Company is leasing a portion of the properties back from a wholly-owned subsidiary of the Iowa Farm Bureau Federation under a 15-year operating lease. The value of the transaction, which was structured as a tax-free exchange of a real estate subsidiary, was $45,650,000, or $18.00 per common share. The book value of the properties was $24,729,000 on the date of the exchange. A gain on the transaction of approximately $20,921,000 was deferred and is being amortized over the term of the operating lease. Rent expense for the lease during 1998 totaled $1,305,000, net of $1,046,000 in amortization of the deferred gain on the exchange of home office properties for common stock.

     On March 31, 1998, the Company sold its wholly-owned subsidiary, Utah Farm Bureau Insurance Company (Utah Insurance), to Farm Bureau Mutual. The Company recorded a gain on the sale (net of related taxes) of $978,000, consisting of $179,000 on the transaction date and $799,000 accrued in connection with an earn-out provision included in the underlying sales agreement. The Company may earn additional consideration during each of the four years in the period ended December 31, 2002 in accordance with the earn-out provision. Under the earn-out arrangement, the Company and Farm Bureau Mutual share equally in the dollar amount by which the incurred losses on Utah Insurance's direct business, net of reinsurance ceded, is less than the incurred losses assumed in the valuation model used to derive the initial acquisition price. The earn-out calculation is performed and any settlement (subject to a maximum of $2,000,000 per year, before taxes) is made on a calendar year basis. The Company has not accrued any contingent consideration for the four year period ending December 31, 2002 as such amounts, if any, cannot be reasonably estimated as of December 31, 1998.

     During 1998, the Company purchased 961,536 shares of Class A common stock under a stock repurchase plan at $26.00 per share ($25,000,000). Included in this total are 200,000 Class A shares sold by Farm Bureau Mutual to the Company for $5,200,000.

     During 1998, the Company entered into a $12,000,000 line of credit with Farm Bureau Mutual in the form of a revolving demand note. Borrowings on the note, which totaled $8,626,000 at December 31,

1998, are being used to acquire assets that are leased to certain affiliates, including Farm Bureau Mutual. Interest is payable at a rate equal to the prime rate of a national bank (7.75% at December 31, 1998). Rental income from the related leases includes a provision for interest on the carrying value of the assets.

     MANAGEMENT AND MARKETING AGREEMENTS: The Company has management agreements with Farm Bureau Mutual and other affiliates under which the Company provides general business, administrative and management services. For insurance companies, the management fee is equal to a percentage of premiums and premium equivalents collected. For non-insurance companies, the management fee is equal to a percentage of expenses incurred. Fee income from Farm Bureau Mutual for these services during 1998 totaled $381,000. In addition, Farm Bureau Management Corporation, a wholly-owned subsidiary of the Iowa Farm Bureau Federation, provides certain management services to the Company under a separate arrangement. During 1998 the Company incurred related expenses totaling $689,000.

     The Company has marketing agreements with the property-casualty companies operating within its marketing territory, including Farm Bureau Mutual and other affiliates. Under the marketing agreements, the property-casualty companies develop and manage the Company's agency force for a fee equal to a percentage of commissions on first year life insurance premiums and annuity deposits. In addition, a service fee commission is paid to the property-casualty companies operating in certain states equal to 30% of commissions on renewal premiums. The Company paid $2,439,000 to Farm Bureau Mutual under these arrangements during 1998.


FARM BUREAU MUTUAL POOL

     Through Utah Insurance, the Company participated (through the date of sale) in the Farm Bureau Mutual pool with Farm Bureau Mutual, South Dakota Farm Bureau Mutual Insurance Company (South Dakota Mutual), Western Ag and Western Mutual with all five companies operating under the common management of the Company. All retained insurance business of Utah Insurance, South Dakota Mutual, Western Ag and Western Mutual was assumed by Farm Bureau Mutual. The combined business, excluding certain reinsurance assumed exposures, was then assumed by the five property-casualty companies, in specified proportions, not in excess of an amount that would create a net written premium to surplus ratio that exceeded acceptable industry standards.

     In the pool, all premiums, losses, loss adjustment expenses, acquisition and other underwriting and administrative expenses were combined and distributed proportionately to each property-casualty company, thus providing the five companies with substantially the same underwriting results. The overall operating results of the five companies differ based on their respective investment income, changes in the level of participation in the pool and other miscellaneous items. During the three months ended March 31, 1998, Utah Insurance's reinsurance pool participation percentage was 18 percent.


STOCKHOLDERS' AGREEMENT REGARDING MANAGEMENT AND TRANSFER OF SHARES OF CLASS B COMMON STOCK

     All of the Class B Common Stock of the Company is owned by Farm Bureau organizations. As holders of all of the Class B Common Stock of the Company, these organizations have entered into the Stockholders' Agreement regarding management and the transfer of the Class B Common Stock (Stockholders' Agreement).

     The Stockholders' Agreement provides that the holders of the Class B Common Stock will vote for the election, as Class B Directors of the Company, of (i) the Presidents of each of the 15 state Farm Bureau Federations which own or are affiliated with the owners of the Class B Common Stock and (ii) the Chief Executive Officer of the Company and two additional officers of the Company nominated by the Chairman of the Board. The Stockholders' Agreement also provides that as long as a single state Farm Bureau Federation and its affiliates own in excess of 50% of the outstanding shares of Class B Common Stock (the Iowa Farm Bureau Federation owns approximately 63.9% of the Class B Common Stock), the Class B Common Stockholders will direct the Class B Directors to elect the President of such state Farm Bureau Federation as the Chairman of the Board, and to elect persons nominated by the Chairman to serve as Chief Executive Officer, Secretary and Treasurer.

     In the event that a Class B Director chooses to vote other than as directed pursuant to the requirements of the Shareholders' Agreement, the holders of not less than 10% of the Class B Common Stock may request a special meeting of the Class B Common Stockholders, for the purpose of removing the Class B Director, and either replacing such director with a qualified person or leaving the position vacant.

     The holders of Class B Common Stock may not transfer the stock to any person which is not a Farm Bureau organization, and any attempted transfer in violation of the Stockholder's Agreement causes the Class B Common Stock so transferred to automatically be converted to Class A Common Stock.

     The holders of 90% of the Class B Common Stock, together with the Company, may amend the Stockholders' Agreement.


RELATIONSHIP WITH FARM BUREAU ORGANIZATIONS

     American Farm Bureau Federation is a national federation of member organizations having as a major objective and purpose to promote, protect and represent the business, economic, social and educational interests of farmers and ranchers of the nation, and to develop agriculture, and a further objective to correlate Farm Bureau activities and strengthen member state Farm Bureau Federations. Through a membership agreement the Iowa Farm Bureau Federation and similar state Farm Bureau Federations throughout the country agree to cooperate in reaching these objectives.

     American Farm Bureau Federation is the owner of the "Farm Bureau" and "FB" trade names and related trademarks and service marks including "FB design" which has been registered as a service mark with the U.S. Patent and Trademark Office. Under the state membership agreements, use of such trade names and marks in each state is restricted to members of the federation and their approved affiliates. The Company is licensed by the Iowa Farm Bureau Federation to use the "Farm Bureau" and "FB" designations in Iowa, and pursuant thereto incurred royalty expense of $653,000 for 1998. The Company's subsidiaries have similar arrangements with Farm Bureau organizations in the other states of the market territory. Royalty expense incurred pursuant to these arrangements totaled $980,000. Royalty payments in 1998 in excess of $60,000 were made to Farm Bureau organizations in Arizona ($69,000), Colorado ($65,000), Idaho ($111,000), Minnesota ($112,000), Nebraska ($81,000), Oklahoma ($206,000), Utah
($72,000), and Wisconsin ($73,000).


OTHER SERVICES, TRANSACTIONS AND GUARANTEES

     The Company shares home office facilities, as well as certain management personnel, with the Iowa Farm Bureau Federation and certain of its affiliates, including Farm Bureau Mutual and various service companies. Costs are allocated by factors such as the amount of space used for functions of the various companies, and time studies and estimates of time spent by personnel for each of the companies. The allocations are reviewed and approved by the boards of directors of the respective companies.

     Prior to the exchange of home office properties for Class A common stock on March 30, 1998, the Company leased a portion of its facilities to the Iowa Farm Bureau Federation, Farm Bureau Mutual and other affiliates. During the period from January 1, 1998 to March 30, 1998, Farm Bureau Mutual paid Farm Bureau Life rent of approximately $629,000.

     The Company and its subsidiaries provide a number of services to, and receive certain services from, other Farm Bureau organizations, including the Company's two largest stockholders, the Iowa Farm Bureau Federation and Farm Bureau Mutual. The company providing such services is reimbursed based on an allocation of the cost of providing such services.

     Farm Bureau Life owns aircraft which are available for use by the Company's affiliates. In 1998, Farm Bureau Mutual paid the Company approximately $121,000 for use of such aircraft.

     Through its subsidiary, FBL Leasing Services, Inc., the Company leases computer equipment, furniture and automobiles to other Farm Bureau organizations. In 1998, the Iowa Farm Bureau Federation paid approximately $543,000 and Farm Bureau Mutual paid approximately $3,722,000 for such leasing services.

     Through its investment advisor subsidiary, EquiTrust Investment Management Services, Inc., the Company provides investment advice and related services. Farm Bureau Mutual paid the Company approximately $339,000 for such services in 1998.

     Farm Bureau Mutual will, on occasion, enter into structured settlement arrangements with EquiTrust Assigned Benefit Company (ETABC), an indirect wholly-owned subsidiary of the Company. For a fee, ETABC relieves Farm Bureau Mutual of its contractual obligations relating to a policyholder and funds payments to the policyholder with an annuity contract purchased from Farm Bureau Life. Premiums paid to the Company during 1998 under this arrangement totaled $599,000 during 1998.

     In connection with an investment in a limited real estate partnership, the Company has agreed to pay any cash flow deficiencies of a medium-sized shopping center owned by the partnership through January 1, 2001. At December 31, 1998, the Company recorded a $323,000 reserve for expected future cash flow deficiencies. At December 31, 1998, the limited partnership had a $5,307,000 mortgage loan, secured by the shopping center, with Farm Bureau Mutual.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act generally requires the officers and directors of a public company, and persons who own more than ten percent of a registered class of a public company's equity securities, to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission. Based solely on its review of the copies of such reports received by it, or upon written representations received from certain reporting persons, the Company believes that, during 1998, its officers, directors and ten-percent shareholders complied with all section 16(a) filing requirements applicable to them with the following exceptions: Director Richard Kjerstad was late in filing one report of a purchase of securities, Director John E. Walker was late in filing two reports covering two purchases of securities, and ten percent shareholder Iowa Farm Bureau Federation was late in filing two reports covering two sales of securities.

                                     ITEM 2:
                         APPROVAL OF AMENDMENT TO BYLAWS

     Item 2 concerns the recommendation of the Board of Directors that the shareholders approve an amendment to Section 3.6(c) of the Bylaws. This section of the Bylaws dealing with director nominations and voting rights currently reads as follows:


3.6  NOMINATING COMMITTEE.

     (a) Class A Directors Nominating Committee. The Class A Directors Nominating Committee shall include at least two-thirds of the Class A Directors and consist of up to five members of the Board of Directors who shall be nominated by the Chairman of the Board and appointed by the Board of Directors. Any action of the Class A Directors Nominating Committee requires the concurrence of at least 50% of the Class A Directors who are members of such Committee. The Chairman of the Board shall designate the Chairman and the Secretary of the Class A Director Nominating Committee. A majority of the members of the Committee shall constitute a quorum. The Secretary of the Committee shall keep a complete record of the proceedings thereof. The duty of the Committee shall be to recommend to the Board of Directors the number of Class A Directors, which shall be not less than 3, nor more than 5, to be elected for the next year, and to nominate for election the Class A Directors. The Secretary of the Committee shall submit and file in writing with the Secretary of this Corporation, not less than seventy-five (75) days prior to the date of the meeting of the shareholders of this Corporation at which Directors are to be elected, the names of such nominees.

     (b) Class B Directors Nominating Committee. The Class B Directors Nominating Committee shall include at least two (2) Class B Directors and consist of up to five members of the Board of Directors who shall be nominated by the Chairman of the Board and appointed by the Board of Directors. The Chairman of the Board shall designate the Chairman and the Secretary of the Class B Director Nominating Committee. A majority of the members of the Committee shall constitute a quorum. The Secretary of the Committee shall keep a complete record of the proceedings thereof. The duty of the Committee shall be to recommend to the Board of Directors the number of Class B Directors, which shall be not less than 10 nor more than 20, to be elected for the next year, consistent with any agreement among the Class B Common Stockholders, and to nominate for election the Class B Directors. The Secretary of the Committee shall submit and file in writing with the Secretary of this Corporation, not less than seventy-five (75) days prior to the date of the meeting of the shareholders of this Corporation at which Directors are to be elected, the names of such nominees.

     (c) Class A and Series A Preferred Shareholder Bylaw. Section 3.6(a)and this Section 3.6(c) are shareholder bylaws and may only be amended by a vote of a majority of a quorum of the Class A Common Stock and Series A Cumulative Voting Preferred Stock, voting together as a single voting group.

     (d) Report of Secretary. The Secretary shall report and submit to the shareholders for election, the names of those so nominated, if eligible; in regard to the nominees as Class B Directors, no other names may be nominated for election and no others may be elected.

     As amended, Section 3.6(c) will read as follows:

     (c)  Class A and Preferred Shareholder Bylaw. Section 3.6(a) and this
          Section 3.6(c) are shareholder bylaws and may only be amended by a vote of a majority of a quorum of the

          Class A Common Stock and any series of preferred stock having voting rights, voting together as a single voting group.

     The recommended amendment removes the reference to Series A Cumulative Voting Preferred Stock, since that series was redeemed in May 1997, and replaces it with a generic reference that would include any preferred stock outstanding. Before the Company's recapitalization of May 1997 there were 5,000,000 shares of Series A Cumulative Voting Preferred Stock outstanding; after that recapitalization, there are now 5,000,000 shares of Series B Cumulative Voting Preferred Stock outstanding. The amendment to the Bylaws is merely a conforming change to match that change in the Company's capital structure.

     THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE AMENDMENT TO BYLAW SECTION 3.6(c), AS PROPOSED IN ITEM 2.


                                     ITEM 3:
                        APPROVAL OF INDEPENDENT AUDITORS

     Item 3 concerns the recommendation of the Audit Committee and the Board of Directors that Ernst & Young LLP be appointed independent auditors for 1999, which is being presented to stockholders for approval. Representatives of Ernst & Young LLP will be present at the meeting, will be available to respond to questions and may make a statement if they so desire.

     THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR 1999, AS PROPOSED IN ITEM 3.


                              STOCKHOLDER PROPOSALS

     Proposals which stockholders intend to present at the 1999 annual meeting of stockholders to be held in May 2000 must be received by the Secretary of the Company, Richard D. Harris, FBL Financial Group, Inc., 5400 University Avenue, West Des Moines, Iowa 50266 by November 30, 1999, and must otherwise comply with rules promulgated by the Securities and Exchange Commission in order to be eligible for inclusion in the proxy material for the meeting. In addition, under the Company's By-Laws a stockholder must provide advance notice to the Company in order for such stockholder to bring any business before the annual meeting. Such notice must be received by the Secretary at the above address not less than 45 days prior to the anniversary date of the mailing of the proxy statement for the preceding year's annual meeting, and must describe the business proposed to be brought before the annual meeting, the reasons for bringing it, any material interest of the stockholder in such business, the stockholder's name and address and the number of shares of Company stock beneficially owned by the stockholder.

                                  OTHER MATTERS

     Officers and other employees of the Company and its subsidiaries may solicit proxies by personal interview, telephone and telegram, in addition to the use of the mails. None of these individuals will receive special compensation for these services which will be performed in addition to their regular duties, and some of them may not necessarily solicit proxies. The Company has also made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy solicitation materials for shares held of record by them to the beneficial owners of such shares. The Company will reimburse them for reasonable out-of-pocket expenses. The Company will pay the cost of all proxy solicitation.

                                        By order of the Board of Directors,


                                        /s/ Richard D. Harris


                                        Richard D. Harris
                                        SECRETARY

                                        Dated: March 30, 1999

FBL Financial Group, Inc.

March 30, 1999

Dear Shareholder:

         The annual meeting of Stockholders of FBL Financial Group, Inc. will be held at the principal executive offices of the Corporation at 5400 University Avenue, West Des Moines, Iowa at 9:00 a.m. on Tuesday, May 18, 1998. At the meeting Class A Stockholders will elect three directors, Class B Stockholders will elect 18 directors, and the stockholders will act on proposals to amend a stockholder Bylaw and to ratify the selection of Ernst & Young LLP as independent auditors.

         It is important that your shares are represented at this meeting. Whether or not you plan to attend the meeting, please review the enclosed proxy materials, complete the attached proxy form below, and return it promptly in the envelope provided.




                            (Detach Proxy Form Here)
--------------------------------------------------------------------------------
THIS PROXY WILL BE VOTED "FOR" ITEMS 1, 2 AND 3 IF NO INSTRUCTION TO THE CONTRARY IS INDICATED. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF MANAGEMENT.










                                         Dated ___________________________, 1999

                                         _______________________________________

                                         _______________________________________
                                         Please sign name or names
                                         as appearing on this proxy.
                                         If signing as a
                                         representative, please
                                         indicate capacity.

                            (Detach Proxy Form Here)
--------------------------------------------------------------------------------
PROXY
CLASS A COMMON SHAREHOLDERS
                            FBL FINANCIAL GROUP, INC.
                           ANNUAL MEETING MAY 18. 1999
      THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE CORPORATION

         The undersigned Class A shareholder of FBL Financial Group, Inc., an Iowa corporation, appoints Edward M. Wiederstein and Thomas R. Gibson, or either of them, with full power to act alone, the true and lawful attorneys-in-fact of the undersigned, with full power of substitution and revocation, to vote all shares of stock of said Corporation which the undersigned is entitled to vote at the annual meeting of its shareholders to be held at the principal executive offices of the Corporation at 5400 University Avenue, West Des Moines, Iowa, on May 18, 1999, at 9:00 a.m. and at any adjournment thereof, with all powers the undersigned would possess if personally present, as follows:


1.  Election of Class A Directors:
[ ] FOR all nominees listed below            [ ] WITHHOLD AUTHORITY to vote for
(except as marked to the contrary below)         all nominees listed below


                Jerry L. Chicoine, John W. Creer, John E. Walker

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE BELOW.

---------------------------------------------------------------------

2. Proposal to amend the Bylaws.
                                                 [ ] FOR [ ] AGAINST [ ] ABSTAIN

3. Proposal to ratify the appointment of Ernst & Young LLP as independent
   auditors for the Company:                     [ ] FOR [ ] AGAINST [ ] ABSTAIN

4. On any other matter that may be submitted to a vote of shareholders. (YOU ARE REQUESTED TO COMPLETE, SIGN AND RETURN THIS PROXY PROMPTLY)